NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Units, each consisting of 1 share of common stock, 1 Warrant entitling the holder to purchase 1/2 of a share of common stock, and 1 right to receive 1/20 of a share of common stock, the Rights, each exchangeable into one-twentieth of a share of Common Stock, and the Common Stock (the "Securities") of Viveon Health Acquisition Corp. (the "Company") from listing and registration on the Exchange on July 22, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a business combination (i) within 36 months of the effectiveness of its initial public offering registration statement, or (ii) such shorter period that the Company specified in its registration statement. The Company was notified on December 22, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on December 22, 2023. On February 21, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on NYSE American. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On December 28, 2023, the Company requested such review. On February 13, 2024, the appeal hearing was held, and on February 21, 2024, the decision was reached in favor of the delisting determination. The Company had a right to further appeal this determination and filed an additional appeal on March 7, 2024. On July 9, 2024, the Company notified the Exchange of their intention to withdraw their appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.